Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2021 Results

HOLLAND, Mich. (January 27, 2022) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the fourth quarter and full year of 2021.

•	Full year 2021 net income of $29.0 million versus $30.2 million in prior year
•	Net income of $6.2 million in fourth quarter 2021 versus $9.0 million in fourth quarter 2020
•	Decline in fourth quarter 2021 earnings from prior year fourth quarter earnings primarily due to decrease in Paycheck Protection Program ("PPP") loan fees recognized
•	Provision for loan losses benefit of $750,000 in fourth quarter 2021 reflecting improvement in economic conditions
•	Continued expense management discipline – 5% decrease in total noninterest expense from fourth quarter 2020
•	Loan portfolio balances, excluding PPP loans, down for the year but showing growth in the fourth quarter
•	Further growth in deposit balances – up 12% from fourth quarter 2020
•	Grew investment securities portfolio by $174 million in fourth quarter 2021 to strategically deploy excess liquidity
•	Asset-sensitive balance sheet is well-positioned for a rising interest rate environment

The Company reported net income of $6.2 million, or $0.18 per diluted share, in the fourth quarter 2021 compared to $9.0 million, or $0.26 per diluted share, in the fourth quarter 2020.  For the full year 2021, the Company reported net income of $29.0 million, or $0.85 per diluted share, compared to $30.2 million, or $0.88 per diluted share, for the full year 2020.

"We are pleased to report solid results for the fourth quarter of 2021 and for the full year 2021,” said Ronald L. Haan, President and CEO of the Company.  “We are encouraged by our commercial loan origination activity and the resulting portfolio growth in the fourth quarter 2021, excluding run-off of PPP loans.  Our credit quality remains strong and we had no commercial loan chargeoffs during the fourth quarter 2021, contributing to a provision for loan loss benefit of $750,000 for the quarter. Other fee income including wealth management fees, debit card interchange income and treasury management fees experienced healthy growth, offsetting most of the reduction in mortgage gains for the year while total non-interest expenses were flat for the year and down in the fourth quarter 2021 compared to the same period in the prior year.

“Through measured growth of our investment portfolio, we accelerated the deployment of excess liquid funds caused by our robust deposit growth.  Focusing on short-term, high quality securities, we grew our investment portfolio by $174.0 million in the fourth quarter 2021.”

Macatawa Bank Corporation 4Q Results / page 2 of 7

Mr. Haan concluded:  "Despite a challenging environment, we produced strong earnings for the fourth quarter of 2021 and for the year.  Our asset quality is strong and as we have managed our balance sheet to be asset-sensitive, we are very well-positioned to benefit from the rising interest rate environment that we expect in 2022.  We look forward to building on our fourth quarter momentum and seizing more opportunities to strategically deploy the excess funds our customers have entrusted us with.”

Operating Results

Net interest income for the fourth quarter 2021 totaled $12.8 million, a decrease of $1.5 million from the third quarter 2021 and a decrease of $3.7 million from the fourth quarter 2020.  Net interest margin for the fourth quarter 2021 was 1.85 percent, down 19 basis points from the third quarter 2021, and down 84 basis points from the fourth quarter 2020.  Net interest income for the fourth quarter 2021 reflected amortization of $1.2 million in fees from loans originated under the PPP, compared to $2.8 million in the third quarter 2021 and $3.2 million in the fourth quarter 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA forgiveness, the remaining unamortized fees are recognized into interest income.  During the fourth quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 245 loans with balances totaling $36.7 million.  In the third quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 909 loans with balances totaling $92.4 million.  Net interest margin was further negatively impacted in the fourth quarter 2021 versus the fourth quarter 2020 by our carrying significantly higher balances of federal funds sold due to the significant increase in balances held by depositors throughout the COVID-19 pandemic.  These balances, which earn only 10-15 basis points in interest, increased by $582.4 million, on average, from the fourth quarter 2020 and caused a 49 basis point decrease in net interest margin in the fourth quarter 2021 compared to fourth quarter 2020.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of the 2020 federal funds rate decreases.  Without these floors, net interest income for the quarter would have been lower than stated by approximately $1.0 million.

On July 7, 2021, the Company redeemed its remaining $20.0 million of trust preferred securities.  The Company estimates that this will save approximately $600,000 of interest expense annually, with regulatory capital remaining significantly above levels required to be categorized as well capitalized.

Non-interest income decreased $296,000 in the fourth quarter 2021 compared to the third quarter 2021 and decreased $1.7 million from the fourth quarter 2020.  Gains on sales of mortgage loans in the fourth quarter 2021 were down $337,000 compared to the third quarter 2021 and were down $1.9 million from the fourth quarter 2020.  The Company originated $16.4 million in mortgage loans for sale in the fourth quarter 2021 compared to $21.3 million in the third quarter 2021 and $36.2 million in the fourth quarter 2020.  For the full year 2021 non-interest income decreased by only $281,000 despite a decrease in mortgage gains of $1.8 million.  Higher deposit service charge income, wealth management fees and debit card interchange income from customer usage softened the effect of a lower level of mortgage gains recognized in the quarter and the full year.

Macatawa Bank Corporation 4Q Results / page 3 of 7

Non-interest expense was $11.3 million for the fourth quarter 2021, compared to $11.6 million for the third quarter 2021 and $12.0 million for the fourth quarter 2020.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $254,000 compared to the third quarter 2021 and were down $569,000 compared to the fourth quarter 2020.  The decreases compared to the third quarter 2021 and the fourth quarter 2020 were due largely to a lower level of commissions from mortgage production as volume decreased and also due to lower medical insurance costs.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q4 2021 to Q3 2021	Q4 2021 to Q4 2020

Salaries and other compensation	$(149)	$(189)
Salary deferral from commercial loans	(32)	24
Bonus accrual	142	(16)
Mortgage production – variable comp	(41)	(221)
401k matching contributions	(13)	(80)
Medical insurance costs	(161)	(87)
Total change in salaries and benefits	$(254)	$(569)

FDIC assessment expense was $217,000 in the fourth quarter 2021 compared to $204,000 in the third quarter 2021 and $194,000 in the fourth quarter 2020.  FDIC assessment expense increased primarily as a result of the significant increase in deposit balances between periods.  Data processing expenses were up $15,000 in the fourth quarter 2021 compared to the third quarter 2021 and were down $194,000 compared to the fourth quarter 2020 due to online banking conversion related expenses incurred in the fourth quarter 2020.  Other categories of non-interest expense were relatively flat compared to the third quarter 2021 and the fourth quarter 2020 due to a continued focus on expense management.

Federal income tax expense was $1.4 million for the fourth quarter 2021, $1.7 million for the third quarter 2021, and $1.8 million for the fourth quarter 2020.  Federal income tax expense for the fourth quarter 2020 benefitted from the reversal of $92,000 deferred tax valuation allowance at the end of 2020. The effective tax rate was 18.0 percent for the fourth quarter 2021, compared to 19.4 percent for the third quarter 2021 and 16.8 percent for the fourth quarter 2020.

Macatawa Bank Corporation 4Q Results / page 4 of 7

Asset Quality

A provision for loan losses benefit of $750,000 was recorded in the fourth quarter 2021 compared to provision benefit of $550,000 in the third quarter 2021 and provision expense of $800,000 in the fourth quarter 2020.  Net loan recoveries for the fourth quarter 2021 were $107,000, compared to third quarter 2021 net loan recoveries of $276,000 and fourth quarter 2020 net loan recoveries of $50,000.  At December 31, 2021, the Company had experienced net loan recoveries in twenty-six of the past twenty-eight quarters.  Total loans past due on payments by 30 days or more amounted to $129,000 at December 31, 2021, down $308,000 from $437,000 at September 30, 2021 and down $452,000 from $581,000 at December 31, 2020.  Delinquencies at December 31, 2021 were comprised of just four individual loans.  Delinquency as a percentage of total loans was just 0.01 percent at December 31, 2021, well below the Company’s peer level.

The allowance for loan losses of $15.9 million was 1.43 percent of total loans at December 31, 2021, compared to $16.5 million or 1.45 percent of total loans at September 30, 2021, and $17.4 million or 1.22 percent at December 31, 2020.  The ratio at December 31, 2021, September 30, 2021 and December 31, 2020 includes PPP loans, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio excluding PPP loans was 1.49 percent at December 31, 2021, 1.56 percent at September 30, 2021 and 1.45 percent at December 31, 2020.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 173-to-1 as of December 31, 2021.

At December 31, 2021, the Company's nonperforming loans were $92,000, representing 0.01 percent of total loans.  This compares to $420,000 (0.04 percent of total loans) at September 30, 2021 and $533,000 (0.04 percent of total loans) at December 31, 2020.  Other real estate owned and repossessed assets were $2.3 million at December 31, 2021, compared to $2.3 million at September 30, 2021 and $2.5 million at December 31, 2020. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.4 million, or 0.08 percent of total assets, at December 31, 2021.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $635,000 from December 31, 2020 to December 31, 2021.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021	Dec 31, 2020

Commercial Real Estate	$5	$332	$341	$432	$438
Commercial and Industrial	1	---	---	---	---
Total Commercial Loans	6	332	341	432	438
Residential Mortgage Loans	86	88	92	93	95
Consumer Loans	---	---	---	---	---
Total Non-Performing Loans	$92	$420	$433	$525	$533

Macatawa Bank Corporation 4Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021	Dec 31, 2020

Non-Performing Loans	$92	$420	$433	$525	$533
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,343	2,343	2,343	2,371	2,537
Total Non-Performing Assets	$2,435	$2,763	$2,776	$2,896	$3,070

Balance Sheet, Liquidity and Capital

Total assets were $2.93 billion at December 31, 2021, an increase of $27.3 million from $2.90 billion at September 30, 2021 and an increase of $286.7 million from $2.64 billion at December 31, 2020.  Assets were elevated at each period due to customers holding a higher level of deposits during the COVID-19 pandemic, including balances from PPP loan proceeds.  Total loans were $1.11 billion at December 31, 2021, a decrease of $27.6 million from $1.14 billion at September 30, 2021 and a decrease of $320.3 million from $1.43 billion at December 31, 2020.

Commercial loans decreased by $281.2 million from December 31, 2020 to December 31, 2021, along with a decrease of $31.8 million in the residential mortgage portfolio, and a decrease of $7.4 million in the consumer loan portfolio.  Within commercial loans, commercial real estate loans decreased by $36.1 million and commercial and industrial loans decreased by $57.0 million.  However, the largest decrease in commercial loans was in PPP loans which decreased by $187.1 million due to forgiveness by the SBA, partially offset by new PPP loan originations of $126.9 million.  Excluding PPP loans, total commercial loans increased by $10.4 million during the fourth quarter 2021.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Dec 31, 2021	Sept 30, 2021	June 30, 2021	Mar 31, 2021	Dec 31, 2020

Construction and Development	$103,755	$104,636	$102,608	$117,178	$118,665
Other Commercial Real Estate	412,346	422,574	427,291	423,424	433,508
Commercial Loans Secured by Real Estate	516,101	527,210	529,899	540,602	552,173
Commercial and Industrial	378,318	356,812	359,846	392,208	436,331
Paycheck Protection Program	41,939	77,571	169,679	253,811	229,079
Total Commercial Loans	$936,358	$961,593	$1,059,424	$1,186,621	$1,217,583

Bank owned life insurance was $52.5 million at December 31, 2021, down $313,000 from $52.8 million at September 30, 2021 and up $10.0 million from $42.5 million at December 31, 2020 due to an additional $10.0 million in insurance policies purchased early in the second quarter 2021 and earnings on the underlying investments.

Macatawa Bank Corporation 4Q Results / page 6 of 7

Total deposits were $2.58 billion at December 31, 2021, up $24.8 million, or 1.0 percent, from $2.55 billion at September 30, 2021 and up $279.4 million, or 12.2 percent, from $2.30 billion at December 31, 2020.  Demand deposits were down $18.0 million in the fourth quarter 2021 compared to the third quarter 2021 and were up $170.3 million compared to the fourth quarter 2020.  Money market deposits and savings deposits were up $47.3 million from the third quarter 2021 and were up $122.9 million from the fourth quarter 2020.  Certificates of deposit were down $4.5 million at December 31, 2021 compared to September 30, 2021 and were down $13.8 million compared to December 31, 2020 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Other borrowed funds of $85.0 million at December 31, 2021 were unchanged compared to $85.0 million at September 30, 2021 and were up $15.0 million compared to $70.0 million at December 31, 2020.  The increases were due to an additional $25.0 million advance taken in the third quarter 2021.  This advance is putable quarterly by the FHLB and carries a rate of 0.01%.  Considering the additional dividend provided by the FHLB on activity based stock, this advance effectively carries a negative interest rate, resulting in positive income for the Company from the advance.  The put option on this advance was executed by the FHLB and the advance was repaid in full on January 21, 2022.

The Company's total risk-based regulatory capital ratio at December 31, 2021 was consistent with the ratio at December 31, 2020 despite the redemption of the remaining trust preferred securities in the third quarter 2021.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at December 31, 2021.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 4Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Twelve Months Ended
	4th Qtr 2021	3rd Qtr 2021	4th Qtr 2020	December 31
EARNINGS SUMMARY				2021	2020
Total interest income	$13,334	$14,842	$17,401	$58,634	$67,224
Total interest expense	508	546	888	2,565	5,687
Net interest income	12,826	14,296	16,513	56,069	61,537
Provision for loan losses	(750)	(550)	800	(2,050)	3,000
Net interest income after provision for loan losses	13,576	14,846	15,713	58,119	58,537

NON-INTEREST INCOME
Deposit service charges	1,206	1,183	1,073	4,446	4,030
Net gains on mortgage loans	514	851	2,432	4,691	6,477
Trust fees	1,114	1,079	957	4,331	3,758
Other	2,512	2,529	2,610	10,227	9,711
Total non-interest income	5,346	5,642	7,072	23,695	23,976

NON-INTEREST EXPENSE
Salaries and benefits	6,024	6,278	6,593	25,216	25,530
Occupancy	963	992	971	3,986	3,955
Furniture and equipment	1,011	1,014	974	3,940	3,678
FDIC assessment	217	204	194	749	400
Other	3,122	3,062	3,234	12,199	12,162
Total non-interest expense	11,337	11,550	11,966	46,090	45,725
Income before income tax	7,585	8,938	10,819	35,724	36,788
Income tax expense	1,369	1,736	1,822	6,710	6,623
Net income	$6,216	$7,202	$8,997	$29,014	$30,165

Basic earnings per common share	$0.18	$0.21	$0.26	$0.85	$0.88
Diluted earnings per common share	$0.18	$0.21	$0.26	$0.85	$0.88
Return on average assets	0.85%	0.98%	1.39%	1.02%	1.27%
Return on average equity	9.84%	11.52%	15.24%	11.74%	13.19%
Net interest margin (fully taxable equivalent)	1.85%	2.04%	2.69%	2.09%	2.75%
Efficiency ratio	62.39%	57.93%	50.74%	57.78%	53.47%

BALANCE SHEET DATA
Assets	December 31 2021	September 30 2021	December 31 2020
Cash and due from banks	$23,669	$30,413	$31,480
Federal funds sold and other short-term investments	1,128,119	1,239,525	752,256
Debt securities available for sale	416,063	241,475	236,832
Debt securities held to maturity	137,003	137,569	79,468
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	1,407	2,635	5,422
Total loans	1,108,993	1,136,613	1,429,331
Less allowance for loan loss	15,889	16,532	17,408
Net loans	1,093,104	1,120,081	1,411,923
Premises and equipment, net	41,773	42,343	43,254
Bank-owned life insurance	52,468	52,781	42,516
Other real estate owned	2,343	2,343	2,537
Other assets	21,244	20,777	24,780

Total Assets	$2,928,751	$2,901,500	$2,642,026

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$886,115	$934,477	$809,437
Interest-bearing deposits	1,691,843	1,618,698	1,489,150
Total deposits	2,577,958	2,553,175	2,298,587
Other borrowed funds	85,000	85,000	70,000
Long-term debt	-	-	20,619
Other liabilities	11,788	11,112	12,977
Total Liabilities	2,674,746	2,649,287	2,402,183

Shareholders' equity	254,005	252,213	239,843

Total Liabilities and Shareholders' Equity	$2,928,751	$2,901,500	$2,642,026

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2021	3rd Qtr 2021	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	2021	2020

EARNINGS SUMMARY
Net interest income	$12,826	$14,296	$14,457	$14,490	$16,513	$56,069	$61,537
Provision for loan losses	(750)	(550)	(750)	-	800	(2,050)	3,000
Total non-interest income	5,346	5,642	6,169	6,539	7,072	23,695	23,976
Total non-interest expense	11,337	11,550	11,718	11,485	11,966	46,090	45,725
Federal income tax expense	1,369	1,736	1,840	1,766	1,822	6,710	6,623
Net income	$6,216	$7,202	$7,818	$7,778	$8,997	$29,014	$30,165

Basic earnings per common share	$0.18	$0.21	$0.23	$0.23	$0.26	$0.85	$0.88
Diluted earnings per common share	$0.18	$0.21	$0.23	$0.23	$0.26	$0.85	$0.88

MARKET DATA
Book value per common share	$7.41	$7.38	$7.26	$7.09	$7.01	$7.41	$7.01
Tangible book value per common share	$7.41	$7.38	$7.26	$7.09	$7.01	$7.41	$7.01
Market value per common share	$8.82	$8.03	$8.75	$9.95	$8.37	$8.82	$8.37
Average basic common shares	34,229,664	34,190,264	34,193,016	34,195,526	34,154,820	34,202,179	34,120,275
Average diluted common shares	34,229,664	34,190,264	34,193,016	34,195,526	34,154,820	34,202,179	34,120,275
Period end common shares	34,259,945	34,189,799	34,192,317	34,193,132	34,197,519	34,259,945	34,197,519

PERFORMANCE RATIOS
Return on average assets	0.85%	0.98%	1.11%	1.17%	1.39%	1.02%	1.27%
Return on average equity	9.84%	11.52%	12.79%	12.91%	15.24%	11.74%	13.19%
Net interest margin (fully taxable equivalent)	1.85%	2.04%	2.19%	2.33%	2.69%	2.09%	2.75%
Efficiency ratio	62.39%	57.93%	56.81%	54.62%	50.74%	57.78%	53.47%
Full-time equivalent employees (period end)	311	318	321	327	328	311	328

ASSET QUALITY
Gross charge-offs	$22	$22	$30	$50	$22	$124	$4,268
Net charge-offs/(recoveries)	$(107)	$(276)	$(104)	$(44)	$(50)	$(531)	$2,792
Net charge-offs to average loans (annualized)	-0.04%	-0.09%	-0.03%	-0.01%	-0.01%	-0.04%	0.19%
Nonperforming loans	$92	$420	$433	$525	$533	$92	$533
Other real estate and repossessed assets	$2,343	$2,343	$2,343	$2,371	$2,537	$2,343	$2,537
Nonperforming loans to total loans	0.01%	0.04%	0.03%	0.04%	0.04%	0.01%	0.04%
Nonperforming assets to total assets	0.08%	0.10%	0.09%	0.11%	0.12%	0.08%	0.12%
Allowance for loan losses	$15,889	$16,532	$16,806	$17,452	$17,408	$15,889	$17,408
Allowance for loan losses to total loans	1.43%	1.45%	1.36%	1.26%	1.22%	1.43%	1.22%
Allowance for loan losses to total loans (excluding PPP loans)	1.49%	1.56%	1.57%	1.55%	1.45%	1.49%	1.45%
Allowance for loan losses to nonperforming loans	17270.65%	3936.19%	3881.29%	3324.19%	3266.04%	17270.65%	3266.04%

CAPITAL
Average equity to average assets	8.66%	8.48%	8.70%	9.04%	9.11%	8.71%	9.62%
Common equity tier 1 to risk weighted assets (Consolidated)	17.24%	17.43%	17.10%	16.73%	15.79%	17.24%	15.79%
Tier 1 capital to average assets (Consolidated)	8.72%	8.51%	9.48%	9.80%	9.89%	8.72%	9.89%
Total capital to risk-weighted assets (Consolidated)	18.32%	18.58%	19.66%	19.33%	18.29%	18.32%	18.29%
Common equity tier 1 to risk weighted assets (Bank)	16.70%	16.88%	16.57%	17.60%	16.67%	16.70%	16.67%
Tier 1 capital to average assets (Bank)	8.44%	8.24%	8.49%	9.52%	9.63%	8.44%	9.63%
Total capital to risk-weighted assets (Bank)	17.77%	18.02%	17.73%	18.81%	17.84%	17.77%	17.84%
Common equity to assets	8.67%	8.69%	8.44%	8.87%	9.08%	8.67%	9.08%
Tangible common equity to assets	8.67%	8.69%	8.44%	8.87%	9.08%	8.67%	9.08%

END OF PERIOD BALANCES
Total portfolio loans	$1,108,993	$1,136,613	$1,238,327	$1,382,951	$1,429,331	$1,108,993	$1,429,331
Earning assets	2,803,853	2,768,507	2,803,634	2,611,093	2,510,882	2,803,853	2,510,882
Total assets	2,928,751	2,901,500	2,941,086	2,734,341	2,642,026	2,928,751	2,642,026
Deposits	2,577,958	2,553,175	2,600,076	2,387,945	2,298,587	2,577,958	2,298,587
Total shareholders' equity	254,005	252,213	248,217	242,379	239,843	254,005	239,843

AVERAGE BALANCES
Total portfolio loans	$1,109,863	$1,182,633	$1,324,915	$1,401,399	$1,481,054	$1,253,706	$1,495,068
Earning assets	2,780,236	2,804,157	2,669,862	2,537,300	2,457,746	2,698,846	2,247,850
Total assets	2,917,569	2,948,664	2,809,487	2,666,802	2,590,875	2,836,627	2,376,523
Deposits	2,564,961	2,605,043	2,468,398	2,321,012	2,249,679	2,490,838	2,044,643
Total shareholders' equity	252,606	249,994	244,516	241,023	236,127	247,075	228,692